Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

T Stamp Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)		Amount Registered(2)		Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.01 per share	457	(c)	5,600,000	(3)	$0.96	$5,376,000	0.00014760	$793.50

Total Offering Amounts							$5,376,000		$793.50
Total Fee Offsets									—
Net Fee Due									$793.50

(1)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Class A Common Stock quoted on The Nasdaq Capital Market on April 10, 2024.

(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(3)	Consists of 499,990 shares sold to the Selling Stockholder pursuant to the SPA closing on April 3, 2024, and 5,100,010 shares of the registrant’s Class A Common Stock issuable upon the exercise of warrants held by the Selling Stockholder, which warrants consist of (i) a warrant exercisable for up to 1,500,010 shares at $0.00 per share; (ii) a warrant exercisable for up to 2,000,000 shares at $0.968 per share; and (iii) a warrant exercisable for up to 1,600,000 shares at $1.06 per share (or, in certain circumstances, each warrant may be eligible for cashless exercise). The shares issuable upon the exercise of these warrants, as well as the shares sold to the Selling Stockholder at the closing of the SPA, are being registered for resale on this Registration Statement.